INSIDER TRADING POLICY ALVOTECH
Société anonyme
Registered office: 9, rue de Bitbourg L-1273 Luxembourg
Grand Duchy of Luxembourg
R.C.S. Luxembourg: B 258884 (the “Company”)

INTRODUCTION
Article 1
This document sets out the Company's insider trading policy.
DEFINITIONS AND INTERPRETATION
Article 2
1.1In this policy the following definitions shall apply

Article	An article of this policy.
Board	The Company's board of directors.
Chairman	The executive chairman of the Board.
Company	Alvotech
Company Group	The Company and its Subsidiaries collectively or, where the context so requires, any of them individually.
Company Security
A security, derivative or other financial instrument issued by or relating to the Company, including:
a.Shares;
b.options, futures, swaps, forward rate agreements and other derivative contracts relating to Shares; and
c.debt instruments of the Company.

Compliance Officer	The Company's compliance officer.
CSSF	The Commission de Surveillance du Secteur Financier as the Luxembourg competent authority.
Director	A member of the Board.
Inside Information
a.Material non-public information relating to the Company or the Company Group; or
b.Information of a precise nature, which has not been made public, relating directly and indirectly to the
Company or Company Group and which if it were

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MAR
made public, would be likely to have a significant effect on the prices of the Company Securities.
Regulation of the European Parliament and of the Council No. 596/2014 of 16 April 2014 on market abuse, its

PDMR
delegated regulations and its implementing acts.
Director or a senior executive who is not a Director, who has regular access to inside information relating directly or indirectly to the Company or the Company Group and power to take managerial decision affecting the future developments and business prospects of the Company or the company Group.

Person	Any Director, PDMR, employee or officer of the Company Group, [designated] consultant, and Person Closely Associated.
Person Closely Associated
a.A spouse, or a partner considered to be equivalent to a spouse in accordance with national law;
b.a dependent child, in accordance with national law;
c.a relative who has shared the same household for at least one year on the date of the transaction concerned; or
d.a legal person, trust or partnership, the managerial responsibilities of which are discharged by a person discharging managerial responsibilities or by a person referred to in point a), b) or c), which is directly or indirectly controlled by such person, which is set up for the benefit of such a person, or the economic interests of which are substantially equivalent to those of such persons

Share	Share in the Company's capital, irrespective of its class, including Swedish Depository Receipts (SDRs).
Subsidiary	An entity under the Company’s control within the meaning of Article 1711-1 of the Luxembourg law of August 10, 1915 on commercial companies, as amended.
Trading Window	Following the completion of the first full business day following an earnings release by the Company until the start of the closed period of 30 calendar days under MAR before the next earnings release.

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1.2In this policy, references to "transactions" in Company Securities or other securities shall have the same meaning as in MAR and include, among other, sales, purchases or other acts consisting of or aimed at acquiring or disposing of such securities (either directly or indirectly and for one's own account or the account of another person).
1.3References to statutory provisions are to those provisions as they are in force from time to time.
1.4Terms that are defined in the singular have a corresponding meaning in the plural.
1.5Words denoting a gender include each other gender.
1.6Except as otherwise required by law, the terms "written" and "in writing" include the use of electronic means of communication.
PROHIBITIONS
Article 3
1.1Without prejudice to the relevant restrictions and prohibitions under applicable law concerning insider trading and market manipulation, Persons are prohibited from:
a.directly or indirectly conducting or recommending a transaction in Company Securities when the Person has knowledge of Inside Information, subject to the exceptions provided for by applicable law, including if it concerns a transaction conducted in discharge of an enforceable obligation that already existed at the time the Person became acquainted with such Inside Information (and in those cases only with the prior written approval of the Compliance Officer);
b.directly or indirectly conducting or recommending a transaction in securities of any publicly traded company when the Person has knowledge of Inside Information that could affect the price of the securities of such publicly traded company, subject to the exceptions provided for by applicable law, including if it concerns a transaction conducted in discharge of an enforceable obligation that already existed at the time the Person became acquainted with such Inside Information (and in those cases only with the prior written approval of the Compliance Officer);
c.engaging in hedging transactions, including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives, that are designed to hedge or speculate on any change in the market value of Company Securities;
d.selling Company Securities within six months after having purchased such Company Securities (which period, in case of the purchase of an option right, includes the period during which the Person holds the option right together with the period the Person holds the Share(s) upon the exercise of the option right), unless such sale is to cover the exercise price or taxes resulting from delivery of Shares pursuant to an equity or incentive plan established by the Company; and
e.purchasing or writing options on Company Securities or short-selling Company Securities.
1.2Each Person shall provide his or her full cooperation to the Compliance Officer in any inquiry in relation to such Person as referred to in Article 8.3, including by providing (or instructing and authorising his or her bank, investment manager, broker or other institution where his or

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her securities account(s) is/are being administered to provide) the Compliance Officer with any information as may reasonably be requested by the Compliance Officer.
1.3Each Person shall take note of, and shall comply with, the requirements under applicable law concerning the notification and disclosure of his or her actual and deemed shareholdings (or other voting and economic interests) in the Company, net and gross short positions in relation to the Company, and transactions conducted in Company Securities. If any Person is in doubt as to his or her notification and disclosure obligations in this respect, he or she should consult the Compliance Officer.
1.4Persons are also prohibited from directly or indirectly conducting or recommending a transaction in the securities of another company or corporation, if the Person learns in the course of his or her position with the Company Group material non-public information, or otherwise confidential information, about such other company or corporation that is likely to affect the value of those securities, provided that a Director may disclose such information to his or her affiliates so long as such affiliates have established their own insider trading controls and procedures in compliance with applicable U.S. federal securities laws.
1.5The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. In some circumstances, Persons may need to forgo a planned transaction even if they planned it before becoming aware of the material non-public information.

TRADING WINDOW
Article 4
1.1Subject to Articles 3.1 and 5.1, transactions by Persons in Company Securities are only permitted:
a.during a Trading Window; or
b.outside a Trading Window for reasons of exceptional personal hardship or other circumstances acknowledged by MAR and U.S. federal securities laws, and always subject to prior review by the Compliance Officer, provided that, if the Compliance Officer wishes to trade outside a Trading Window, such trade shall be subject to prior review by the Chairman.
1.2At times the Company may determine that Persons are not permitted to conduct transactions in Company Securities even during a Trading Window. No reasons may be provided and the closing of a Trading Window itself may constitute Inside Information that should not be communicated.
1.3The restrictions in this Article 4 do not apply to:
a.transactions in Company Securities conducted by Persons pursuant to a pre-arranged plan under Article 7;
b.the acceptance of Company Securities under an equity or incentive plan established by the Company; and
c.the exercise of options for or the exercise of similar rights to Company Securities under an equity or incentive plan established by the Company, provided there is no sale of

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Company Securities in connection with such exercise, including sales to cover the exercise price or taxes.
PRE-CLEARANCE
Article 5
1.1All transactions in Company Securities (including the creation or modification of a pre-arranged trading plan) by Persons must be pre-cleared by the Compliance Officer before the relevant transaction is carried out, provided that, if the Compliance Officer wishes to perform such a transaction, this shall be subject to pre-clearance by the Chairman. The Compliance Officer shall have up to two business days to respond to a request for pre-clearance. Pre-cleared transactions not completed within five trading days shall again require pre-clearance under the previous sentence.
1.2Pre-clearance under Article 5.1 may be delayed or denied at the discretion of the Compliance Officer or the Chairman, as applicable, without providing any reason for such decision.
1.3Notwithstanding the pre-clearance process under this Article 5, it is each Person's responsibility to determine whether he or she is in possession of Inside Information, and neither an open Trading Window nor pre-clearance of a transaction absolves the Person from the general prohibition of trading on Inside Information.
PDMR TRANSACTIONS
Article 6
1.1PDMRs, as well as Persons Closely Associated with them, shall notify the Company via the Compliance Officer and the CSSF of every transaction related to Company Securities conducted on their own account. Such notifications shall be made promptly and no later than three business days after the date of the transaction's execution date once a total transaction amount of EUR 5,000 has been reached in a calendar year without netting.
1.2PDMR and their Closely Associated Persons are requested to use the reporting form prescribed by the CSSF for this purpose. The Compliance Officer will ensure that the notification is disclosed to Nasdaq Iceland and Nasdaq Stockholm. The Compliance Officer is available to assist PDMRs and their Persons Closely Associated with completing and submitting the reporting form.
1.3PDMRs may also be subject to restrictions on sales of shares by control persons (Rule 144 under the U.S. Securities Act of 1933, as amended). PDMRs should take care not to violate these rules and to file any notices of sale required by Rule 144.
PRE-ARRANGED TRADING PLAN
Article 7
1.1Performing transactions in Company Securities under a pre-arranged trading plan is not deemed a violation of this policy, even if the Person is in possession of Inside Information at the time such a transaction is executed under such plan, provided that such plan meets the following conditions:
a.the Person must enter into a binding contract or written plan with a licensed brokerage firm or other fiduciary that holds discretionary authority over the plan;

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b.the plan specifies the amount, price and date on which Company Securities are to be purchased or sold (or a formula for making such determinations);

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c.the plan is established (or modified) at a time when the Person does not possess Inside Information and a Trading Window is open;
d.the plan prohibits the Person from later asserting any influence over any person who exercises discretion as to how, when or whether to effect the transactions under such plan;
e.the plan allows for the cancellation of a transaction and/or suspension of the plan upon notice and request by the Company to the Person if the proposed transaction fails to comply with applicable laws or would create material adverse consequences for the Company;
f.the plan may be terminated by the Person at any time subject to prior consultation with the Compliance Officer or, if the Person is the Compliance Officer, the Chairman, provided that if a plan is terminated by a Person, the Person is not permitted to enter into a new plan for 60 days;
g.the plan and any modifications thereof are approved by the Compliance Officer or, if the Person is the Compliance Officer, the Chairman, which approval may be delayed or denied at his or her sole discretion without providing any reason for such decision; and
h.the first transaction under the plan occurs after a waiting period of (i) for PDMRs, the earlier of (a) 90 calendar days or (b) or two business days following the disclosure of the Company’s financial results in a Form 20-F or Form 6-K that discloses the Company’s financial results), and (ii) for all other Persons, 30 calendar days; provided that a modification to the amount, price, or timing of a purchase or sale of Company Securities is considered a termination of the plan and adoption of a new plan, triggering a new cooling-off period.
1.2Transactions in Company Securities by a Person pursuant to an approved pre-arranged trading plan as described in Article 7.1 will not require pre-clearance under Article 5 at the time of the transaction. Notwithstanding any pre-clearance of a trading plan, neither the Company, nor the Directors or other officers of the Company assume liability for the consequences of any transaction made pursuant to such plan.
COMPLIANCE OFFICER
Article 8
1.1The Compliance Officer shall be appointed and dismissed by the Board.
1.2The Compliance Officer shall have the duties and powers conferred on him by this policy and such other duties and powers as the Board may confer on him from time to time.
1.3The Compliance Officer may hold an inquiry, or procure an inquiry to be held, into the transactions in Company Securities conducted by, at the instruction of, or for the benefit of any Person. The Compliance Officer shall report the outcome of such an inquiry in writing to the Chairman. The Chairman shall report his or her findings and conclusions concerning the inquiry in writing to the Person concerned.
AMENDMENTS AND DEVIATIONS
Article 9

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Pursuant to a resolution to that effect, the Board may amend or supplement this policy, subject to ongoing compliance with applicable law and stock exchange requirements.

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GOVERNING LAW AND JURISDICTION
Article 10
This policy shall be governed by and shall be construed in accordance with the laws of the Grand Duchy of Luxembourg. Any dispute arising in connection with this policy shall be submitted to the exclusive jurisdiction of the competent court in Luxembourg, Grand Duchy of Luxembourg.

Approved by the Board of Directors of Alvotech S.A. in a meeting on 19 December 2025.

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